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                                 PROMISSORY NOTE

$13,086,957.00                                                   October 1, 2003
                                                                Atlanta, Georgia

         FOR VALUE RECEIVED, FC PROPERTIES III, LLC, a Delaware limited liability company ("Maker"), hereby promises to pay to the order of Mariner Health Care., Inc., a Delaware corporation, as agent for, and for the account of, the Sellers hereinafter referred to (together with any and all of its successors and assigns and/or any other holder of this Note, "Payee"), without offset, in immediately available funds in lawful money of the United States of America, at the office of Payee, One Ravinia Drive, Suite 1500, Atlanta, DeKalb County, Georgia or at such other place as Payee from time to time may designate in writing, the principal sum of THIRTEEN MILLION EIGHTY-SIX THOUSAND NINE HUNDRED FIFTY-SEVEN AND NO/100 DOLLARS ($13,086,957.00), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.

         1. Payment Schedule and Maturity Date. The entire principal balance of this Note then unpaid shall be due and payable in full on September 30, 2008 (the "Maturity Date"), the final maturity of this Note. Accrued unpaid interest shall be due and payable on November 11, 2003, and on the eleventh
(11th) day of each succeeding calendar month thereafter and on the Maturity Date until all principal and accrued interest owing on this Note shall have been fully paid and satisfied.

         2. Senior Credit Facility. Maker's subsidiary, Formation Properties III, LLC, a Delaware limited liability company (the "Purchaser"), has financed a portion of the purchase price of acquiring the Facilities (as hereinafter defined) with the proceeds of a $62,000,000 senior, secured loan (as amended, supplemented, extended, renewed, restated or replaced from time to time, the "Senior Credit Facility") pursuant to that certain Loan Agreement dated as of September 30, 2003 (the "Senior Loan Agreement") by and among Maker, the financial institutions signatory thereto as lenders (the "Senior Lenders"), Citigroup Global Markets Realty Corp., as agent for the Senior Lenders (the "Administrative Agent") and LaSalle Bank National Association, as collateral agent for the Senior Lenders (together with any successor collateral agent thereunder, the "Collateral Agent"). This Note is subject to the provisions of that certain Intercreditor Agreement dated as of the date hereof (the "Intercreditor Agreement"), by and between Payee and the Administrative Agent, on behalf of the Senior Lender.

         3.       Interest.

                  3.1 Regular Interest. The unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a rate of interest equal to eight percent (8.0%) per annum. Interest shall be calculated on the basis of a year consisting of 360 days and with twelve (12) thirty (30)-day months, except that interest due and payable for less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily interest rate based upon a 360-day year.


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                  3.2      Default Rate. Upon the occurrence and during the
continuation of a Default (as hereinafter defined), the entire outstanding principal of, and to the extent permitted by applicable law, any overdue interest on, this Note, and any other sum payable hereunder shall bear interest at a rate per annum (the "Default Rate") equal to thirteen percent (13%) and will be payable on demand; provided, however, that during the first two (2) Forbearance Periods (as hereinafter defined) the Default Rate shall be equal to ten and one-half percent (10.5%) per annum. In the event a Forbearance Period for which the lower Default Rate applies is instituted with respect to an interest payment Default, such lower Default Rate shall apply retroactively to the date on which the Default occurred. The term "Interest Default Period" shall be any period during which the sole Default existing under this Note shall be the failure to make timely payment of interest on this Note, after giving effect to any applicable grace or cure period.

         4.       Prepayment.

                  4.1 Optional Prepayment. Maker may prepay the principal balance of this Note, in full at any time or in part from time to time without prepayment penalty or premium, provided that: (i) Payee shall have actually received from Maker, at least ten (10) days in advance of the prepayment date, written notice of Maker's intent to prepay, specifying the amount of principal which will be prepaid (the "Prepaid Principal"), and the date on which the prepayment will be made; and (ii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment.

                  4.2      Mandatory Prepayment.

                  (a) Sale of Facilities. This Note shall be subject to mandatory prepayment in full or in part, as the case may be, on the effective date of the sale or transfer of legal or beneficial ownership of any or all of the Facilities (as hereinafter defined) (whether by asset sale, merger, consolidation, sale or transfer of a majority of the equity interests in Maker, or otherwise) (each such event, a "Sale"). On such effective date, Maker shall prepay principal in an amount equal to the lesser of (i) one hundred ten percent (110%) of the portion of the Loan (as hereinafter defined) allocated to the Facility or Facilities subject to such Sale as set forth on Schedule 4.2 attached hereto and made a part hereof, and (ii) the entire outstanding principal amount of this Note.

                  (b) Refinancing of Senior Credit Facility. This Note shall be subject to mandatory prepayment in full or in part, as the case may be, on the date the Senior Credit Facility is refinanced. On such date Maker shall prepay a portion of the outstanding principal amount of this Note in an amount equal to the Net Refinancing Proceeds or the Net Increase Proceeds (as each such capitalized terms is hereinafter defined), as applicable. The term "Net Refinancing Proceeds" shall mean all loan proceeds received by Maker from the refinancing of the Senior Credit Facility in excess of (i) the principal amount of the Senior Credit Facility prepaid or repaid with the proceeds of such refinancing, (ii) any prepayment premiums and exit fees required to be paid to the Senior Lenders under the terms of the Senior Loan Agreement, as in effect on the date hereof, and (iii) reasonable and customary transactional fees paid or payable by Purchaser in connection with the closing of such refinancing. The term "Net Increase Proceeds" shall mean all loan proceeds received by Maker in connection with an increase in the amount of the Senior Credit Facility, less


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reasonable and customary transactional fees paid or payable by Purchaser in connection with the closing of such increase transaction.

                  (c) Excess Cash Flow Recapture. Maker shall be obligated to make mandatory prepayments on this Note from time to time, during each calendar year of Maker (commencing with calendar year 2004), in an amount equal to all aggregate cash distributions made to the members of Maker in excess of THREE MILLION SIX HUNDRED THIRTY-SIX AND NO/100 DOLLARS ($3,636,000.00); provided, however, that the maximum mandatory prepayments under this paragraph in any such calendar year shall not exceed FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00). Such prepayments shall be made contemporaneously with the corresponding distributions to Maker's members.

                  (d) Notice of Mandatory Prepayment. Maker shall give Payee at least five (5) days prior written notice of each Sale or Refinancing and the estimated amount of principal to be prepaid hereunder (though failure to give such notice shall not affect Maker's obligation to make the corresponding mandatory prepayment as and when herein provided), and shall on the date of such prepayment also pay to Payee all accrued and unpaid interest on this Note to the date of prepayment. Contemporaneously with each mandatory prepayment pursuant to
Section 4.2(c), Maker shall provide Payee with written notice specifying the amount being prepaid and the calculation thereof.

         5. Late Charges. If Maker shall fail to make any payment under the terms of this Note within ten (10) days after the date such payment is due, Maker shall pay to Payee on demand a late charge equal to One Thousand Five Hundred and No/100 Dollars ($1,500.00) for each such delinquent payment. Such ten (10) day period shall not be construed as in any way extending the due date of, or cure period for, any payment. The late charge is imposed for the purpose of defraying the expenses of Payee incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other remedy Payee may have and is in addition to any fees and charges of any agents or attorneys which Payee may employ upon the occurrence of a Default, whether authorized herein or by law. Notwithstanding anything to the contrary contained in this paragraph, no such late charge shall be payable with respect to any particular delinquent interest installment if, within ten (10) days after demand by Payee for such late charge, Maker initiates a Forbearance Period by delivery of an Insufficient Funds Notice pursuant to Section 8.2(b)(i) hereof.

         6. Certain Provisions Regarding Payments. Except as expressly required to the contrary herein, all payments made under this Note shall be applied, to the extent thereof, to accrued but unpaid interest then due and payable, to unpaid principal, and to any other sums due and unpaid to Payee under this Note or under any documents or agreements securing this Note (the "Collateral Documents"), in such manner and order as Payee may elect in its sole discretion. All permitted or required prepayments on this Note shall be accompanied by the payment of accrued interest then due and payable (if any), and such amounts, collectively, shall be applied, to the extent thereof, first to accrued interest on this Note then due and payable, then to the outstanding principal balance hereof, and thereafter to any other sums due and unpaid to Payee under this Note or the Collateral Documents, in such manner and order as Payee may elect in its sole discretion. Remittances in payment of any part of the indebtedness other than in the required amount in


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immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Payee in immediately available U.S. funds and shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by the Payee of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way excuse the existence of a Default. Whenever any payment under this Note or any other Collateral Document falls due on a day other than a Business Day (as hereinafter defined), such payment may be made on the next succeeding Business Day, and the extension of time in such case shall be included in the computation of interest. The term "Business Day," as used in this Note, shall mean any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia, or Houston, Texas are required or authorized by law or government action to close.

         Special Covenants. Until the indebtedness evidenced by this Note and all other obligations of Payee arising hereunder or under any Collateral Documents (collectively, the "Obligations") shall have been paid in full, Payee hereby covenants and agrees with Payee as follows:

                  7.1 Due on Sale or Encumbrance. Upon the consummation of any Transfer (as that term is hereinafter defined), the outstanding principal amount of this Note shall, at Payee's option, become immediately due and payable in full. The term "Transfer," as used herein, shall mean any encumbrance, pledge, conveyance, transfer, assignment, lease or sale by Maker of any or all of its interest in the Facilities or in any personal property of Maker from time to time there situated or used in connection with the operation thereof, except
(a) liens and encumbrances evidenced by any documents, instruments and agreements evidencing or securing the Senior Credit Facility (the "Senior Loan Documents"), and only the Senior Credit Facility, (b) the Master Lease (including any replacement thereof), (c) any change in the direct or indirect, legal or beneficial ownership of any of the equity interests in Maker, whether by conveyance, transfer, assignment, sale, merger or otherwise, expressly permitted under the Senior Loan Documents, as in effect on the date hereof, and
(d) the sale of any Facility in connection with which Maker makes the mandatory prepayment with respect to such sale required pursuant to Section 4.2(a) hereof.

                  7.2 Restrictions on Indebtedness. Maker shall not create, incur, assume or guarantee, or otherwise become or remain directly or indirectly liable with respect to any Debt (as hereinafter defined), except for Permitted Debt (as hereinafter defined). The term "Debt", as used herein, shall mean, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument; (v) all indebtedness secured by any lien or encumbrance on any property or asset owned or held by Maker regardless of whether the indebtedness secured thereby shall have been assumed by Maker or is nonrecourse to the credit of Maker; (vi) reimbursement obligations in respect of any letters of credit; (vii) the


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direct or indirect guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by Maker of the obligation of another; (viii) any obligation of Maker the primary purpose or intent of which is to provide assurance to an obligee that the monetary obligation of the obligor thereof will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of Maker for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above. The term "Permitted Debt" shall mean (a) Debt arising under the Senior Loan Documents; (b) Debt evidenced by this Note; (c) Debt, if any, of Maker under the Asset Purchase Agreement; (d) unsecured Debt incurred after the date hereof by Maker which is subordinated in right of payment to the Debt evidenced by this Note pursuant to a written subordination agreement in form and substance satisfactory to Payee; provided, however that in no event shall Maker be permitted to make any cash payments on such subordinated unsecured debt while any Obligations of Maker remain unpaid; or (e) trade payables incurred by Maker in the ordinary course of business.

                  7.3 Administrative Services Agreement. Maker and, by its acceptance of this Note, Payee, acknowledge that (i) Maker has leased the Facilities to Health Services Properties, LLC, a Delaware limited liability company (the "Lessee"), pursuant to that certain Master Lease Agreement of even date herewith (the "Master Lease") between Maker, as lessor, and Operator, as lessee; (ii) the Lessee has subleased each of the Facilities to separate direct or indirect subsidiaries of Sovereign Healthcare Holdings, LLC, a Delaware limited liability company ("Sovereign"), which are their licensed operators of their respective Facilities (each, an "Operator," and together, the "Operators"); and (iii) Sovereign Healthcare, LLC, a wholly owned, direct subsidiary of Sovereign, is the sole member of each of the Operators, and in such capacity on behalf of the Operators has entered into an Administrative Services Agreement of even date herewith (as the same may be amended, restated or replaced from time to time, the "ASA") with Mariner Health Care Management Company ("MHC Management"), an affiliate of Payee. Until the Obligations shall have been paid in full to Payee, Maker shall require, and cause the Lessee to require, that in connection with each and every transfer of the operation of any or all Facilities to operators other than the Operators (each, a "New Operator," and together, the "New Operators"), each such New Operator either (i) assume the obligations of the transferring or replaced operator under the ASA with respect to such Facility or Facilities (as applicable) or (ii) enter into an a separate Administrative Services Agreement with MHC Management in substantially the same form as the ASA, as then in effect. Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Section 7.3 shall cease to be of any further force and effect with respect to any Facility or Facilities described in clauses (a), (b) or (c) of this Section 7.3, upon the happening of the events described in any of such clauses:

                  (a) the Lessee is replaced by any New Operator other than a Mariner-Provided Operator (as that term is defined in the Asset Purchase Agreement referred to in Section 15 hereof) in accordance with the applicable provisions of the Asset Purchase Agreement;


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                  (b)      the ASA shall have been terminated for any reason; or

                  (c) this Note shall have been assigned and transferred by Payee to an unaffiliated third-party (excluding, however, any pledge, hypothecation, security interest or collateral assignment).

Nothing contained in this Section 7.3, however, shall impair any claim or right of action by Payee hereunder with respect to any previous operator.

                  7.4 Restricted Payments. So long as any Default shall exist, or any fact or circumstance exists which, with notice or the passage of time (or both) would constitute a Default, Maker shall not make (i) any distribution, direct or indirect, on account of any equity interest in Maker now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any such equity interest in Maker; (iii) any payment made to retire, or to obtain the surrender of, any warrants, options or other rights to acquire membership interests in Maker now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Debt of Maker or Purchaser, other than obligations relating to the Senior Credit Facility; or (v) any payment of any nature to any Affiliate (as hereinafter defined) of Maker. Any and all payments and distributions made in violation of these provisions shall be held by the recipient thereof in trust, and forthwith paid to Payee for application to the Obligations. Maker shall provide written notice of the provisions of this Section 7.4 to each of its members, and to each affiliate of Maker now or hereafter entitled to receive fees referred to in clause (v) of this paragraph. For purposes of this Note, the term "Affiliate" shall mean any of Maker's members, or any other person or entity controlling, controlled by or under common control with Maker or its members, whether such control is exercised through ownership of equity interests, by contract or otherwise.

                  7.5 Restriction on Further Negative Pledges. Except with respect to (a) restrictions contained in the Senior Loan Documents, this Note and any Collateral Documents, and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions in clause (b) are limited to the property or assets subject to such leases, licenses or similar agreements), Maker shall not enter into any agreement prohibiting the creation or assumption of any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind.

                  7.6 Financial Reporting Requirements Maker shall deliver to Payee copies of all financial reports (including for Maker, Purchaser and Lessee) or documents required to be delivered by it or by Purchaser to the Administrative Agent or the Senior Lenders under the provisions of the Senior Loan Documents at the same time as such reports and documents are delivered to administrative agent or such lenders. In addition, Maker shall deliver the following to Payee:


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                  (a)      within forty-five (45) days after the end of each
fiscal quarter of Maker, copies of Maker's internally prepared, consolidated and consolidating balance sheets, income statements, statements of changes in cash flow and statements of retained earnings for such quarter and for the period commencing at the beginning of such fiscal year to the end of such fiscal quarter, certified by the chief operating officer or chief financial officer (or functional equivalent) of Maker as fairly representing the financial condition and financial performance of Maker and the Purchaser, on a consolidated and consolidating basis, as of such quarter end or for such quarterly period (as applicable);

                  (b) within twenty (20) days after the end of each calendar month, an internally prepared report specifying Maker's working capital reserve as at the end of such month, and the aggregate amount of (i) cash distributions made to members of Maker and (ii) prepayments, if any, made during such month to Payee pursuant to Section 4.2(c) of this Note, which reports shall also set forth the aggregate amount of all payments made by Maker to its members and to Payee referred to in clauses (i) and (ii) of this paragraph during the calendar year in which such calendar month falls; and

                  (c) as soon as practicable after they are prepared from time to time, all capital and operating budgets of Maker, all cash flow or other financial performance forecasts prepared by Maker, and all revisions to such budgets and forecasts.

         Maker will permit any authorized representatives designated by Payee to inspect, copy and take extracts from its and their financial and accounting records, solely in connection with cash distributions, to audit Maker's financial statements and to discuss its affairs, finances and accounts with its officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested (except that physical inspections and audits shall be limited to no more than twice within any calendar year, except during the continuation of any Default, during which time this parenthetical limitation shall not apply).

                  7.7 Limitations on Modifications to Senior Loan Documents. Maker shall not, without the prior written consent of Payee (which may be granted or withheld in its sole discretion), (a) modify, amend, supplement, restate or replace the Senior Credit Facility or the Senior Loan Documents in any manner which would, directly or indirectly, (i) affect the priority of payments in respect of this Note in a manner adverse to Payee, (ii) increase the amounts to be deposited in any reserve accounts required to be funded (in whole or in part) prior to payments being made under this Note; provided, however, that in the event the Senior Credit Facility is refinanced by an institutional lender, the initial, reasonable reserves required by such senior lender can be established without regard for such restriction; (iii) extend the maturity date of the Senior Credit Facility beyond the Maturity Date of this Note, unless the Intercreditor Agreement (or, as the case may be, any replacement thereof in connection with a refinancing of the Senior Credit Facility) shall, from and after the Maturity Date, no longer permit the Senior Lenders or the Administrative Agent or other agent (or, in the case of a refinancing, the lenders and agents thereunder, or any of them) to impose any "standstill" or similar restriction on Payee's right to enforce Maker's obligations hereunder and under the Collateral Documents; or (iv) make less restrictive, suspend or eliminate any covenants contained therein regarding Transfers of ownership interests in Maker; (b) modify, amend, supplement, restate or replace the Master Lease to reduce,


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suspend or defer Minimum Rent (as defined in the Master Lease) to the extent that such Minimum Rent payments, in the normal course of applying the order of priority of application pursuant to Section 2.12(b) of the Senior Loan Agreement as in effect on the date hereof, would not be sufficient to make scheduled monthly payments of interest on this Note; or (c) enter into or consent to any document, instrument or agreement having the same substantive effect as an action prohibited in clauses (a) or (b) of this Section 7.7, or consent to (or permit the managing member of Purchaser to consent to) any of the foregoing or on behalf of Purchaser. Any document, instrument or agreement entered into or consented to in violation of this Section shall be null and void. Maker agrees promptly to provide Payee with true, correct and complete copies of all modifications, amendments, extensions, supplements, restatements, waivers, consents and replacements of or relating to the Senior Loan Documents, the Master Lease and the subleases thereunder entered into from time to time.

         Defaults.

                  8.1 Defaults. It shall be a default ("Default") under this Note if any one or more of the following events or circumstances occurs:

                  (a) any principal, interest or other amount of money due under this Note is not paid in full when due, regardless of how such amount may have become due; which failure to pay is not remedied within two (2) Business Days after written notice by Payee to Maker of non-receipt of payment; provided, however, that Maker shall not be entitled to avail itself of the benefits of the notice and cure provision contained in this paragraph more than twice in any period of twelve (12) consecutive calendar months; or

                  (b) any warranty or representation of Maker contained in this Note or in any Collateral Document or other document, instrument or agreement executed and delivered in connection with this Note proves to be untrue or misleading in any material respect when made; or

                  (c) Maker fails to keep, observe or perform any covenant contained in Section 7 of this Note (other than Section 7.6); or

                  (d) Maker fails to keep, observe or perform any covenant contained in this Note other than any covenant or agreement referred to in Sections 8.1(a) or 8.1(c), and such failure is not cured to Payee's reasonable satisfaction within thirty (30) days after the receipt by Maker of written notice of such failure from Payee; or

                  (e) Any event of default occurs and is continuing under any Collateral Document which shall not have been cured within any applicable grace or cure period thereunder;

                  (f) the filing by Maker of a voluntary petition in bankruptcy or the filing by Maker of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or Maker's seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of Maker to take possession of all or any substantial part of the


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Facilities or of any other property or assets of Maker, or of any or all of the income, rents, issues, earnings, profits or revenues thereof, or the making by Maker of any general assignment for the benefit of creditors, or the admission in writing by Maker of its inability to pay its debts generally as they become due or the commission by Maker of an act of bankruptcy; or

                  (g) the filing of a petition against Maker seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator of Maker or of all or any substantial part of the assets of Maker or of any or all of the income, rents, issues, profits or revenues thereof unless such petition shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

                  (h) Maker is liquidated, dissolved or partitioned or its charter expires or is revoked for any reason other than administrative dissolutions hereinafter described, or Maker is administratively dissolved in its jurisdiction of organization (or its qualification to do business as a foreign limited liability company in the State of Florida is revoked, if such qualification is required by applicable law) for failure to make its annual Secretary of State filings or to pay its franchise taxes; provided, however, that in the case of administrative dissolution or revocation of foreign qualification only, such administrative dissolution or revocation of foreign qualification will not constitute a Default if Maker's charter or qualification (as the case may be) is reinstated within 30 days after the earlier to occur of
(i) Maker's receipt of notice of such administrative dissolution or revocation of foreign qualification from Payee or the applicable Secretary of State's office, and (ii) Maker's otherwise obtaining actual knowledge of such administrative dissolution or revocation or foreign qualification; or

                  (i) The occurrence of an event of default by Maker under any of the Senior Loan Documents which shall not have been cured within any applicable grace or cure period thereunder; provided, however, that if such event of default under the Senior Loan Documents is waived or otherwise eliminated by the requisite Senior Lenders, then the corresponding Default under this paragraph (i) shall automatically be deemed to have been waived or eliminated to the same extent, unless the event of default under the Senior Loan Documents constitutes an independent Default under any other provision of this
Section 8.1, without regard for this paragraph (i).

                  8.2      Remedies.

                  (a) Upon the occurrence and during the continuation of a Default, but subject in all events to the provisions of the Intercreditor Agreement and the further provisions of Section 8.2(b), Payee shall have the rights to declare the unpaid principal balance and accrued but unpaid interest on this Note and all other Obligations at once due and payable (and upon such declaration, the same shall be at once due and payable), and to exercise any and all other rights and remedies available to Payee hereunder or under any Collateral Document, or otherwise available to Payee at law or in equity


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                  (b)      (i) Notwithstanding anything to the contrary
contained herein, but subject to the further provisions of this paragraph (b), if (A) any scheduled installment of interest on this Note is not paid in full when due, and (B) Payee shall have received an affidavit from the manager or senior most officer of Maker stating that Maker lacks sufficient funds, and no funds are available from the Collection Account (as defined in the Senior Loan Agreement), to make such scheduled interest payment solely by reason of the failure of Lessee to make its full rent payment for the calendar month in which such interest installment is due and payable (each such notice being herein referred to as an "Insufficient Funds Notice"), then and in such event Payee shall forbear, during the applicable Forbearance Period (as hereinafter defined) only, from accelerating the Obligations and from exercising any remedies under the Collateral Documents and this Note. The term "Forbearance Period", as used herein, shall mean the period commencing on the date Payee receives such Insufficient Funds Notice and ending:

         (1) if a Lease Termination Event (as hereinafter defined) occurs, and Purchaser enters into an agreement with or otherwise designates a New Operator, during or prior to the Forbearance Period, then on the earliest to occur of the following: (aa) the date on which any other Default shall occur hereunder, except a future Default in the payment of accrued interest on this Note; (bb) the date on which Maker shall have cured all arrearages of accrued interest (including, without limitation, interest at the Default Rate) and applicable late charges, costs and expenses payable by Maker under this Note (collectively, "Arrearages"); (cc) the date which is ten (10) months after the commencement of such Forbearance Period; and
                  (dd) the date on which a Senior Loan Trigger Event occurs;

         (2) if a Lease Termination Event occurs during or prior to the Forbearance Period, and the initial New Operator is or is to be a Mariner Designated Operator (as defined in the Asset Purchase Agreement) and such Mariner Designated Operator is unable to obtain all governmental approvals necessary to operate the Purchased Facilities (as defined in Section 15 hereof), and Purchaser designates a successor operator, then on the earliest to occur of the following: (aa) the date on which any other Default shall occur, under, except a future Default, in the payment of accrued interest on this Note; (bb) the date on which Maker shall have cured all Arrearages; (cc) the date which is one year after the commencement of such Forbearance Period; and (dd) the date on which a Senior Loan Trigger Event occurs; and

         (3) in all other events, on the earliest to occur of the following: (aa) the date on which any other Default shall occur hereunder, except a future Default in the payment of accrued interest on this Note; (bb) the date on which Maker shall have cured all Arrearages; (cc) the date which is six
                  (6) months after the commencement of such Forbearance Period; and (dd) the date on which a Senior Loan Trigger Event (as hereinafter defined) occurs.

         The term "Lease Termination Event", as used in this Note, shall mean either that Purchaser shall have given to Lessee (with a copy to Payee) written notice of its intent to terminate the Master Lease, Lessee shall have given to Purchaser written notice of its intent to terminate the Master Lease (and Purchaser shall have provided a copy of such notice to Payee) or the Master Lease shall have otherwise terminated. The term "Senior Loan Trigger Event", as used in this Note, shall mean, with respect to any Forbearance Period, (A) the expiration or termination, for any reason, of the Senior Loan Forbearance Agreement (as hereinafter defined) that is required to remain in effect in order for such Forbearance Period to continue as hereinabove provided, or (B) the exercise of any remedy or remedies by the Senior Lender with respect to an event of default under the Senior Loan Documents

         Notwithstanding anything to the contrary contained in this Section 8.2(b):

                  (i) No Forbearance Period shall continue for more than ninety (90) days from inception unless the Senior Lender shall have agreed in writing with Purchaser to a waiver of, or to forbear, standstill or otherwise refrain from enforcing or exercising its rights or remedies under the Senior Loan Documents with respect to any and all defaults and events of default then existing thereunder (each a "Senior Lender Forbearance Agreement").

                  (ii) Maker shall be entitled to no more than one (1) Forbearance Period during any period of twelve (12) consecutive months. Furthermore, Maker shall be entitled to only two (2) Forbearance Periods of the duration described in either Section 8.2(b)(i)(1) or
         (b)(i)(2) during the term of this Note.

                  (iii) Subject to clause (ii) above, if a Forbearance Period is instituted, but during that Forbearance Period a Lease Termination Event occurs and Purchaser is replacing the Operator with a Mariner Designated Operator (as defined in the Asset Purchase Agreement), the Forbearance Period shall, after such Lease Termination Event, have the duration described in Section 8.2(b)(i)(1) or (b)(i)(2) (commencing retroactively as of the date Payee received the Insufficient Funds Notice).

                  (iv) No Forbearance Period shall extend beyond the Maturity Date of this Note.

                  (v) The commencement of a Forbearance Period shall not operate or be construed to waive the Default under this Note resulting from the failure to make a timely payment of interest.

                           (ii)     If any Forbearance Period ends because Maker
has cured all Arrearages, this Note shall be reinstated, and Payee shall have no right to exercise any remedies under this Note or the Collateral Documents with respect to the interest payment Defaults relating to such Arrearages (and only with respect to such Defaults).

                  8.3 Cumulative Rights; No Waivers. All of the rights, remedies, powers and privileges (together, "Rights") of Payee provided for in this Note and in any other Collateral Document are cumulative of each other and of any and all other Rights at law or in equity. The resort to any Right shall not prevent the concurrent or subsequent employment of any other appropriate Right. No single or partial exercise of any Right shall exhaust it, or preclude any other or further exercise thereof, and every Right may be exercised at any time and from time to time. No failure by Payee to exercise, nor delay in exercising any Right, including but not limited to the right to accelerate the maturity of this Note, shall be construed as a waiver of any Default or as a waiver of any Right. Without limiting the generality of the foregoing provisions, the acceptance by Payee from time to time of any payment under this Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not (i) constitute a waiver of or impair or extinguish the right of Payee to accelerate the maturity of this Note or to exercise any other Right at the time or at any subsequent time, or nullify any prior exercise of any such Right, or (ii) constitute a waiver of the requirement of punctual payment and performance or a novation in any respect.

                  8.4 Expenses. If Payee retains an attorney or firm of attorneys in connection with any Default or at maturity or to collect, enforce or defend this Note or any Collateral Document in any lawsuit or in any probate, reorganization, bankruptcy, arbitration or other proceeding, or if Maker sues Payee in connection with this Note or any Collateral Document and does not prevail, then Maker agrees to pay to Payee, in addition to principal, interest and any other sums owing to Payee hereunder and under the Collateral Documents, all costs and expenses incurred by Payee in trying to collect this Note or in any such suit or proceeding, including, without limitation, reasonable attorneys' fees and expenses actually incurred by Payee, investigation costs and all court costs, whether or not suit is filed hereon, whether before or after the Maturity Date, or whether in connection with bankruptcy, insolvency or appeal.

         9. Commercial Purpose. Maker hereby represents and warrants that the loan evidenced by this Note (the "Loan") is not primarily for personal, family or household purposes, but is for the acquisition of the Facilities, and Maker stipulates that the Loan shall be construed for all purposes as a commercial loan.

         10. Consent to Jurisdiction; Service of Process. MAKER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF ANY GEORGIA STATE COURT OR ANY FEDERAL COURT SITTING IN SAID STATE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE COLLATERAL DOCUMENTS. MAKER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. MAKER HEREBY FURTHER CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION, OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS NOTE BY (A) THE RECEIPT BY MAKER OF A COPY THEREOF BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, COURIER CHARGES PREPAID, TO MAKER AT ITS ADDRESS SPECIFIED HEREINBELOW, OR (B) THE RECEIPT OF A COPY THEREOF BY THE AGENT OF MAKER, IF ANY, DESIGNATED AND APPOINTED BY MAKER IN WRITING TO PAYEE AS MAKER'S AGENT FOR SERVICE OF PROCESS. MAKER IRREVOCABLY AGREES THAT SUCH SERVICE SHALL BE DEEMED TO BE SERVICE OF PROCESS UPON MAKER IN ANY SUCH SUIT, ACTION, OR PROCEEDING. NOTHING IN THIS NOTE SHALL AFFECT THE RIGHT OF PAYEE TO SERVE PROCESS IN ANY MANNER OTHERWISE PERMITTED BY LAW AND NOTHING IN THIS NOTE WILL LIMIT THE RIGHT OF PAYEE OTHERWISE TO BRING PROCEEDINGS AGAINST MAKER IN THE COURTS OF ANY JURISDICTION OR JURISDICTIONS.

         11. Successors and Assigns. The terms of this Note shall bind Maker and its successors and permitted assigns, and shall inure to the benefit of Payee and its successors and assigns. The foregoing sentence shall not be construed to permit Maker to assign its obligations under this Note or any Collateral Document to which it is a party. Notwithstanding anything to the contrary contained herein, Payee may, at any time, pledge, hypothecate, sell, transfer, or assign (collaterally or otherwise) this Note and any other Collateral Document, including without limitation, the pledge, hypothecation or assignment of this Note and the other Collateral Documents to Payee's senior lenders, or any administrative agent or collateral agent therefor, as such senior credit facility or senior credit facilities may exist from time to time, and such pledgee or assignee may exercise its rights and remedies in connection with any such pledge, transfer, hypothecation or assignment as provided in any documentation pursuant to which such pledge, transfer, hypothecation or assignment is made. Maker agrees to execute any and all consents, estoppels and other documents reasonably required by such pledgee or assignee of Payee in connection with effectuating such pledge, transfer, hypothecation or assignment.

         12. General Provisions. Time is of the essence with respect to Maker's obligations under this Note. Maker waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, notice of intent to accelerate, notice of acceleration of maturity, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, except as otherwise expressly provided herein; and Maker consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to the release of any collateral given to secure the payment hereof, or any part thereof, with or without substitution. Payee shall not by any acts of omission or commission be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth therein; a waiver in respect of one event shall not be construed as continuing or as a bar to the exercise or waiver of such right or remedy in respect of a subsequent event. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. THIS NOTE, AND ITS VALIDITY, ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY GEORGIA LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) AND APPLICABLE UNITED STATES FEDERAL LAW.

         13. Notices; Time. (a) All notices, demands, requests, and other communications desired or required to be given hereunder ("Notices"), shall be in writing and shall be given by: (i) hand delivery to the address for Notices;
(ii) delivery by nationally recognized overnight courier service to the address for Notices, with courier charges prepaid, or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices. All Notices shall be deemed given and effective upon the earlier to occur of: (i) the hand delivery of such Notice to the address for Notices; (ii) one (1) business day after the deposit of such Notice with a nationally recognized overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three (3) Business Days after depositing the Notice in the United States mail as set forth in (a)(iii) above. All Notices shall be addressed to the following addresses:

         Maker:                     FC Properties III, LLC
                                    1035 Powers Place
                                    Alpharetta, Georgia  30004
                                    Attention: Christopher Sertich, COO

         With a copy to:            Williams Mullen
                                    222 Central Park Avenue
                                    Suite 1700
                                    Virginia Beach, Virginia  23462-3035
                                    Attention: Lawrence R. Siegel, Esq.

         Payee:                     Mariner Health Care, Inc.
                                    One Ravinia Drive, Suite 1500
                                    Atlanta, Georgia  30346
                                    Attention: Chief Financial Officer

                                                and

                                    Mariner Health Care, Inc.
                                    One Ravinia Drive, Suite 1500
                                    Atlanta, Georgia  30346
                                    Attention: General Counsel

         With a copy to:            Powell Goldstein Frazer & Murphy LLP
                                    191 Peachtree Street, N.E., 16th Floor
                                    Atlanta, Georgia 30303
                                    Attention: Robert C. Lewinson, Esq.

or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice; provided, however, that the "copy to" Notice to be given as set forth above is a courtesy copy only, and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

         14. No Usury. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Payee to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the Collateral Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the Collateral Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Payee's exercise of the option to accelerate the Maturity Date, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Payee's express intent that all excess amounts theretofore collected by Payee shall be credited on the principal balance of this Note and all other indebtedness evidenced by this Note and the Collateral Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Payee for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

         THIS NOTE AND ANY COLLATERAL DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

         15. Purchase Money Note. This Note is delivered pursuant to that certain Asset Purchase Agreement dated as of August 19, 2003 (as amended, the "Asset Purchase Agreement") by and among Maker, as purchaser, and Mariner Health Care, Inc., Mariner Health of Florida, Inc., Tampa Medical Associates, Inc., MHC/LCA Florida, Inc., Mariner Healthcare of Orange County, Inc., Mariner Healthcare of Port Orange, Inc., Mariner Healthcare of Palm City, Inc., Mariner Healthcare of Lake Worth, Inc., Mariner Healthcare of Pinellas Point, Inc., MHC/CSI Florida, Inc., Mariner Health Care of Tuskawilla, Inc., Mariner Health Care of Metrowest, Inc., Mariner Health Care of Inverness, Inc., Mariner Health Care of MacClenny, Inc., Mariner Health Properties IV, Ltd., Mariner Health at Bonifay, Inc., Mariner Health Care of Atlantic Shores, Inc., Mariner Health of Orlando, Inc., Mariner Health of Palmetto, Inc., and Mariner Health of Jacksonville, Inc., collectively as sellers (the "Sellers"), and evidences the deferred portion of the purchase price payable by Maker to Sellers under the Asset Purchase Agreement in connection with the sale by the Sellers to Maker of, or transfer of leasehold interests in, the 19 skilled nursing facilities identified in the Asset Purchase Agreement and related assets (the "Facilities"). The 19 Facilities sold to Purchaser on the date hereof (i.e., all Facilities other than Mariner Health of Tampa) are sometimes referred to herein as the "Purchased Facilities." Payee alone shall have responsibility for the allocation of amounts it receives from Maker hereunder and under any Collateral Document to the other Sellers, and Maker shall have no responsibility for seeing to the proper allocation of such amounts to the Sellers, beyond the payments required to be made to Payee hereunder and under any Collateral Document.

         IN WITNESS WHEREOF, Maker has duly executed this Note under seal as of the date first above written.

                                 MAKER:

                                 FC PROPERTIES III, LLC,
                                 a Delaware limited liability company

                                     By:  FC INVESTORS III, LLC,
                                      a Delaware limited liability company



                                         By:  /s/ Christopher M. Sertich
                                              Christopher M. Sertich, Manager

                                 The Federal Tax Identification Number of Maker:
                                 20-0222591


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